Exhibit 10.1


                                                                EXECUTION COPY
                       SETTLEMENT AND RELEASE AGREEMENT

          This Settlement and Release Agreement (this "Agreement") by and between Morgan Stanley, a Delaware corporation (the "Company"), and Philip J. Purcell (the "Executive"), is dated as of June 30, 2005 (the "Execution Date").

          NOW, THEREFORE, the Company and the Executive hereby agree as follows:

          1. Resignation. Effective as of June 30, 2005 (the "Termination Date"), the Executive's employment with the Company shall terminate voluntarily and the Executive shall cease to serve as Chief Executive Officer, Chairman of the Board of Directors of the Company (the "Board") and a member of the Board, and shall cease to serve in all other positions the Executive then holds as an employee, officer or member of the board of directors of the Company, its subsidiaries or affiliates (the Company, its subsidiaries and affiliates are hereinafter referred to as the "Affiliated Entities"). The Executive hereby agrees to execute any and all documentation to effectuate such terminations upon request by the Company, but he shall be treated for all purposes as having voluntarily terminated his service with the Affiliated Entities upon the Termination Date, regardless of when or whether he executes any such documentation. Notwithstanding the foregoing, for a period of 30 days following the Termination Date, the Executive shall continue to receive employee welfare benefits and perquisites as if he had continued in the employ of the Company during such period.

          2. Executive's Consideration. In consideration for the covenants set forth in this Agreement, the Company shall provide to the Executive the following payments and benefits.

               (a) Bonus Payment. The Company shall pay to the Executive an amount in cash equal to the product of (a) the product of (i) two and (ii) the sum of (A) the Executive's annual base salary, (B) the Executive's annual bonus and (C) the market value of the common stock of the Company underlying the restricted stock units granted to the Executive, in each case with respect to the Company's 2004 fiscal year as reported in the Company's most recent annual proxy statement, and (b) the sum of (i) one and (ii) the percentage change (expressed as a positive or negative decimal) from 2004 to 2005 in the Company's "Pre-Tax Earnings" (as such term is defined in Section 14 of the 1995 Equity Incentive Compensation Plan (the "EICP")) as determined by the Compensation Committee of the Board (the "Bonus Payment").

               For purposes of Section 14 of the EICP, "Extraordinary and unusual" would include but not be limited to:

                    (i) Write downs or sales of the aircraft portfolio,

                    (ii) Losses from a change in significant estimates used in calculation of Pre-Tax Earnings e.g. loan loss methodology, 02-03 reserves,

                    (iii) Introduction of a new compensation plan, retention or other awards outside of the normal compensation program as applied to 2004, severance payments in excess of the amount accrued in 2004 or other compensation related changes,

                    (iv) Compensation in excess of the payout rate in a range established for the six months financials ended May 31, 2005 as published with the press release on June 22, 2005 ("2005 YTD financials") and the two previous years,

                    (v) Legal or regulatory matters costs in excess of a normal amount e.g. $200 million in addition to the amounts accrued in the 2005 YTD financials, and

                    (vi) Losses associated with business decisions concerning either owned or leased office space.

Fifty percent of the Bonus Payment shall be paid to the Executive on January 15, 2006 and fifty percent of the Bonus Payment shall be paid to the Executive on January 15, 2007 or, in each case, on such later date as may be required pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")).

               (b) Retiree Medical Benefits. Following the Termination Date, the Executive will be provided with retiree medical benefits provided to former senior executives of the Company generally pursuant to the terms of the Morgan Stanley Retiree Medical Plan as may be in effect from time to time.

               (c) Annual Payment. In lieu of benefits that otherwise would have been provided to the Executive following the Termination Date, the Executive shall receive an annual payment equal to $250,000 payable on the Termination Date (or on such later date as may be required pursuant to Section 409A of the Code) and the first business day following each anniversary of the Termination Date for the remainder of the Executive's life.

               (d) Charitable Contributions. Following the Termination Date, the Company shall provide a contribution of $250,000 per year in the Executive's name commencing in calendar year 2006 for the remainder of the Executive's life to charitable institutions of the Executive's selection consistent with the contributions made by the Company on behalf of other former Chief Executive Officers of the Company on behalf of whom the Company makes such contributions, provided that such charitable institutions and contribution are consistent with the Company's charitable strategy.

               (e) Administrative Support. Following the Termination Date, the Company shall provide to the Executive administrative support consistent with the administrative support provided by the Company to other former Chief Executive Officers of the Company at the sole expense of the Company for the remainder of the Executive's life.

               (f) Reimbursement for Expenses. The Company shall promptly reimburse the Executive for any reasonable expenses incurred by the Executive in connection with his employment on or before the Termination Date in accordance with the Company's expense reimbursement practices and policies, provided that the Executive submits appropriate documentation evidencing such expenses.

               (g) Other Benefits. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Entities at or subsequent to the Termination Date, including under any qualified or non-qualified retirement plan, shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Entities.

          3. Equity and Performance Awards. Exhibit A hereto sets forth a complete list of all of the Executive's currently outstanding stock options and other equity awards (together, "Stock Incentives"), which shall vest immediately upon the Termination Date and shall otherwise be governed in accordance with their terms, provided that, following the Execution Date, the only "Cancellation Events" with respect to such Stock Incentives shall be those events set forth on Exhibit B.

Notwithstanding any provision of this Agreement to the contrary, in the event that, following the Execution Date, the Executive becomes an officer, agent, employee, partner or director of any corporation, partnership or other entity, or otherwise renders services to or assist or hold an interest (except as a less than 1-percent shareholder of a publicly traded company) in any Core Competitor (as defined in the 1995 Equity Incentive Compensation Plan), the Executive shall cease to be entitled to the payments and benefits to be paid or provided to him or on his behalf under Sections 2(a), 2(c), 2(d) or 2(e).

          4. Releases.

               (a) Executive's Release.

                    (i) General. In consideration of the payments and benefits set forth in this Agreement, the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively "Releasors") does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries and affiliates and their respective current and former shareholders, subsidiaries, parents, affiliates, divisions, trustees, partners, agents, directors, officers and employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, "Releasees"), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever arising out of or relating to his employment relationship, or the termination of that relationship, with the Company and its Affiliated Entities, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the date hereof relating to the Executive's employment with the Company and its subsidiaries and affiliates ("Claims").

                    (ii) Exclusions from Release. Anything herein to the contrary notwithstanding, nothing herein shall release the Company from any claims or damages based on (A) any right or claim that arises after the date hereof, (B) any right the Executive may have under this Agreement and under any applicable plan, policy, program or other agreement or arrangement with the Company except as modified by this Agreement or (C) the Executive's right to indemnification as set forth in this Agreement. The parties agree that this Agreement shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (hereinafter "EEOC") to enforce ADEA and other laws. In addition, the parties agree that this Agreement shall not be used to justify interfering with the Executive's protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that the Executive knowingly and voluntarily waives all rights or claims that arose prior to the date hereof that the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys' fees, experts' fees) as a consequence of any investigation or proceeding conducted by the EEOC ("EEOC Claims").

                    (iii) ADEA Rights. The Executive acknowledges that: (A) this entire Agreement is written in a manner calculated to be understood by him; (B) he has been advised to consult with an attorney before executing this Agreement; (C) he was given a period of twenty-one days within which to consider this Agreement; and (D) to the extent he executes this Agreement before the expiration of the twenty-one-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Agreement during a period of seven days following the date hereof, and this Agreement shall not become effective, and no money shall be paid hereunder, until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the date hereof. In order to revoke this Agreement, the Executive shall deliver to the Company's Chief Legal Officer, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Agreement shall be null and void and of no further force or effect.

                    (iv) Acknowledgement. The Executive acknowledges and agrees that the consideration provided to him under the terms of this Agreement exceeds anything to which he is otherwise entitled and that he is owed no wages, commissions, bonuses, finder's fees, equity or incentive awards, severance pay, vacation pay or any other compensation or payments or remuneration of any kind or nature other than as specifically provided for in this Agreement or the terms of any benefit plan in which the Executive participates as may be modified by this Agreement.

               (b) Company's Release. The Company, its subsidiaries, affiliates, partnerships and joint ventures and each of their predecessors and successors also agree that, subject to this Agreement becoming effective, they hereby irrevocably and unconditionally release, acquit and forever discharge the Executive from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law that the Company had, now has, or may have in the future against the Executive from the beginning of the world until the date hereof arising out of or relating to the Executive's employment, relationship, or the termination of that relationship with the Company and its Affiliated Entities, except that this Section 4(b) shall not apply to any act that is determined to be a criminal act under any Federal, state or local law committed or perpetuated by the Executive during the course of the Executive's employment with the Company or its affiliates (including any criminal act of fraud, misappropriation of funds or embezzlement or any other criminal action).

               (c) Exclusion from Both Releases. None of the foregoing provisions of this Section 4 shall be considered as releasing the Company's or Executive's respective rights or obligations with respect to any Stock Incentives as modified by this Agreement.

          5. Mutual Nondisparaegment.

               (a) Executive's Covenant. Following the Execution Date, the Executive shall not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, or which embarrass or adversely affect the morale of, any of the Affiliated Entities or any of their respective present, former or future directors, officers, executives, employees and/or shareholders. The Executive further agrees not to make any negative statements, written or oral, relating to his employment, the termination of his employment, or any aspect of the business of the Affiliated Entities.

               (b) Company's Covenant. Following the Execution Date, the Company shall not and shall instruct the members of its Executive Committee, Rule 16(b) officers and the Board not to make, participate in the making of, or encourage or facilitate any employees or any other person to make, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which are intended to embarrass, the Executive. In addition, the Company shall advise its executive officers and directors not to make any negative statements, written or oral, relating to the Executive's employment or the termination of his employment.

               (c) Exclusions. Notwithstanding the foregoing provisions of this Section 5, it shall not be a violation of this Section 5 for any person to make truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or under an agreement entered into in connection with pending or threatened litigation pursuant to which the party receiving such information agrees to keep such information confidential.

          6. Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of the Company and the other Affiliated Entities and shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any secret or confidential information, knowledge or data relating to any of the Affiliated Entities and their businesses (including without limitation information about the Affiliated Entities' clients' and customers' and their proprietary knowledge and trade secrets, software, technology, research, secret data, customer lists, investor lists, business methods, business plans, training materials, operating procedures or programs, pricing strategies, employee lists and other business information) that the Executive has obtained during his employment with the Company and/or any of the other Affiliated Entities, provided that the foregoing shall not apply to information that is generally known to the public other than as a result of the breach of this Agreement by the Executive ("Confidential Information"). Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate Affiliated Entity may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Affiliated Entities to



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



obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. Prior to the Termination Date, the Executive shall surrender immediately to the Company, except as specifically provided otherwise herein, all Confidential Information and all other property of the Company or any of the other Affiliated Entities in the Executive's possession and all property made available to the Executive in connection with his employment by the Company or any of the other Affiliated Entities, including, without limitation, any and all other records, manuals, customer and client lists, notebooks, files, papers, computers, computer programs, computer discs, lists, data, cellular phones, two-way pagers, palm held electronic devices, electronically stored information and all other documents (and all copies thereof) held or made by the Executive in the course of the Executive's employment with the Company or any of the other Affiliated Entities. Anything to the contrary notwithstanding, and in all cases regardless of whether the information is retained in original form, as a copy, electronically or otherwise, the Executive shall be entitled to retain (a) papers and other materials of a personal nature, including, without limitation, photographs, correspondence, personal diaries, calendars and rolodexes, files relating to his personal affairs and personal phone books, (b) information showing his compensation or relating to reimbursement of expenses, (c) information that may be needed for his personal tax purposes and (d) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

          7. Cooperation. The Executive agrees that during and after his employment by the Company, the Executive will assist the Affiliated Entities in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Entities in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a "Proceeding"), and will assist the Affiliated Entities in the prosecution of any claims that may be made by any member of the Affiliated Entities in any Proceeding, to the extent that such claims may relate to the Executive's employment or the period of the Executive's employment by the Company. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Entities (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Entities with respect to such investigation. The Company agrees to (a) reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such assistance, including any reasonable attorneys' fees incurred by the Executive in connection therewith. The Company agrees to provide the Executive with substantially similar means of transportation as was provided to the Executive immediately prior to the Execution Date in connection with the Executive's performance of services to the Affiliated Entities following the Execution Date.

          8. Remedies. The Executive acknowledges that (a) the information to which the Executive has had access during his employment with the Company is specialized, unique in nature and of great value to the Company and the other Affiliated Entities, (b) such information gives the Company and the other Affiliated Entities a competitive advantage, (c) because of the nature of the business in which the Company and the other Affiliated Entities are engaged and because of the nature of the Confidential Information to which the Executive has had access during his employment, it would be impractical and excessively difficult to determine the actual damages of the Company and the other Affiliated Entities in the event the Executive breached any of the covenants of Sections 5, 6 or 7, and (d) remedies at law (such as monetary damages) for any breach of the Executive's covenants under Sections 5, 6 or 7 would be inadequate. The Company acknowledges and agrees that it would be impractical and excessively difficult to determine the actual damages of the Executive in the event the Company breached any of the covenants of Section 5, and remedies at law (such as monetary damages) for any breach of the Company's covenants under Section 5 would be inadequate. The parties therefore agree and consent that if either of them commits any such breach or threatens to commit any such breach, the other party shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of Sections 5, 6 or 7 that is finally determined to be unenforceable, the Executive and the Company hereby agree that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the covenants of Sections 5, 6 or 7 is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

          9. Entire Agreement. This Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof, and supersedes all prior agreements, understandings, discussions and negotiations, whether written or oral, between the parties hereto other than the compensation and benefit plans referred to in Sections 2 and 3 above and the awards thereunder, all of which shall continue in accordance with their terms, as modified by Sections 2 and 3 above and as may be further modified with respect to participants generally. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from the Affiliated Entities including, without limitation, any severance or other benefits from any of the Affiliated Entities.

          10. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's spouse and by the Executive's legal representatives and the legal representatives of his estate to the extent then applicable. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          11. Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company. Any waiver to be effective must be in writing and signed by the party against whom it is being enforced.

          12. Governing Law; Arbitration.

               (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.



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



               (b) Arbitration. Except as otherwise provided herein, the Executive and the Company agree that any and all disputes between the Executive and the Company and/or the Affiliated Entities, or their respective employees, officers, directors, agents successors or assigns, which relate to, arise out of or pertain to the Executive's employment, separation from employment or this Agreement shall be submitted to and resolved by final and binding arbitration. The arbitration shall be instead of any civil litigation; this means that the Executive and the Company are each waiving any rights to a jury trial.

               (c) The Executive and the Company expressly understand and agree that there will be no court or jury trial of disputes between them arising out of or in connection with this Agreement, the Executive's employment or separation from employment, including, but not limited to, claims under federal, state or local laws prohibiting employment discrimination. The only disputes not covered by this agreement to arbitrate are actions for injunctive relief brought by either the Executive or the Company and/or the Affiliated Entities as provided in Section 8 of this Agreement. Furthermore, claims for unemployment insurance benefits, for workers' compensation insurance benefits, and for benefits under any ERISA-governed employee benefit plan(s), shall be resolved pursuant to the claims procedures under such benefit plans, notwithstanding this agreement to arbitrate.

               (d) All disputes between the parties which are covered by this agreement to arbitrate and which cannot be resolved within two weeks after a demand for direct negotiation between the parties shall be submitted to binding arbitration in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association before a panel of three (3) neutral arbitrators selected under such Rules. Each party agrees to bear his or its own attorneys' fees and costs in connection with such arbitration.

               (e) The Executive and the Company knowingly and voluntarily agree to this arbitration provision. A decision in arbitration shall be final and binding. Any action to confirm an arbitration award hereunder must be filed in a court having jurisdiction and located in the State of New York or in any state or foreign country in which the Executive resides and that also has personal jurisdiction over both parties; provided that both parties stipulate that personal jurisdiction exists over them in New York. The Executive shall be reimbursed for all reasonable legal fees incurred by the Executive in connection with the negotiation and execution of this Agreement.

          13. Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid, shall be deemed delivered upon actual receipt; and shall be addressed as follows:



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



                      If to the Executive:

                      At the last address on
                      File with the Company

                      With a copy to:

                      [   ]
                      [   ]
                      [   ]

                      If to the Company:

                      1585 Broadway
                      New York, NY 10036

                      Attention:  Chief Legal Officer

                      With a copy to:

                      Adam D. Chinn, Esq.
                      Wachtell, Lipton, Rosen & Katz
                      51 West 52nd Street
                      New York, NY 10019

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

          14. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

          15. No Mitigation; No Offset. Except as may otherwise be provided in this Agreement, in no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable under this Agreement. There shall be no offset by the Company against the Executive's entitlements under this Agreement for any compensation or other amounts that he earns from subsequent employment or engagement of his services on account of any claim that the Company may have against him.

          16. Indemnification. The Executive will be provided with indemnification rights to the fullest extent permitted by law and the Executive will be provided with directors' and officers' liability insurance coverage with respect to his acts or omissions while at the Company which are no less favorable than those provided to members of the Management Committee (or equivalent successor committee) or members of the Board of Directors of the Company from time to time.



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



          17. Non-Admission. This Agreement does not constitute an adjudication or finding on the merits of any issue or matter and it is not to be construed as an admission by either party hereto or any Affiliated Entity of any violation of any policies or procedures or of any unlawful behavior whatsoever. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of, or an admission by either party hereto or any Affiliated Entity of any violation of policies, procedures, state or federal laws, regulations or common-law rights.

          18. Counterparts/Captions. This Agreement may be executed in counterparts by facsimile signatures. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.



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



          IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

                                 /s/ Philip J. Purcell
                                 ---------------------------
                                 PHILIP J. PURCELL


                                 MORGAN STANLEY


                                 By: /s/ Karen C. Jamesley
                                     ------------------------
                                 Name:
                                 Date:

                                     /s/ Miles L. Marsh






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



                                                                     Exhibit A

-------------------------------------------------------------------------------
                    EXECUTIVE COMPENSATION EQUITY PORTFOLIO
                               Philip J. Purcell
                              As of June 13, 2005

          Status:  Active
     Intl Status:  Local
Full Career Date:  Sep 5 1998
 Retirement Date:  Sep 5 1998

MWD on 6/10/2005: $50.00

                                  STOCK UNITS
-----------------------------------------------------------------------------------------------------------------------------------


                                      Units
    Award      Grant      Award    Disposed or                  Units     Conversion              Current
 Description    Date      Company   Granted     Units Held  Units Vested   Unvested   Date**     Market Value
-------------------------------------------------------------------------------------------------------------------------------


TDEPP       01/17/1997    DW600     57,399.23    57,399.23   57,399.23        0.00      (1)      $2,869,961.25  Conv. delayed for
                                                                                                                non-perf. grant
EICP        12/05/2000     MSCO    118,487.00   118,487.00  118,487.00        0.00  09/08/2005   $5,924,350.00  On Schedule
EICP        12/06/2001     MSCO     77,304.00    77,304.00   77,304.00        0.00  09/08/2006   $3,865,200.00  Anniversry of Term
                                                                                                                or On Schedule
EICP        12/05/2002     MSCO     72,254.00    72,254.00   72,254.00        0.00  09/10/2007   $3,612,700.00  Anniversry of Term
                                                                                                                or On Schedule
EICP        11/28/2003     MSCO     73,493.00    73,493.00        0.00   73,493.00  09/08/2008   $3,674,650.00  Anniversry of Term
                                                                                                                or On Schedule
EICMC       12/14/2004     MSCO    251,799.00   251,799.00        0.00  251,799.00  09/08/2009  $12,589,950.00  On Schedule
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL STOCK UNITS HELD          650,736.23   650,736.23  325,444.23  325,292.00              $32,536,811.25

(1) First day of window period following term date.





                                STOCK OPTIONS
-----------------------------------------------------------------------------------------------------------------------------------



                                                                                              Expiration
   Award       Grant    Award    Options      Options      Options     Options    Restriction   Strike                  Intrinsic
Description    Date    Company   Granted       Held         Vested    Unvested     Lift Date    Price      Date           Value
-----------------------------------------------------------------------------------------------------------------------------------


EICP        12/12/1997  MSCO    252,252.00   252,252.00   252,252.00        0.00  01/02/2003   $26.9150  01/02/2008   $5,823,237.42
EICP        12/11/1998  MSCO    299,290.00   299,290.00   299,290.00        0.00  01/02/2004   $35.6450  01/02/2009   $4,296,307.95
EICP        12/09/1999  MSCO    277,172.00   277,172.00   277,172.00        0.00  01/02/2005   $60.1384  01/02/2010           $0.00
EEA10       03/24/2000  DW600    25,853.00    25,853.00    25,853.00        0.00     N/A       $95.8125  01/16/2007           $0.00
EEAP9       03/24/2000  DW600    17,346.00    17,346.00    17,346.00        0.00     N/A       $95.8125  01/16/2007           $0.00
EEA10       06/20/2000  DW600   153,161.00   153,161.00   153,161.00        0.00     N/A       $86.5625  01/16/2007           $0.00
EEAP9       06/20/2000  DW600   117,412.00   117,412.00   117,412.00        0.00     N/A       $86.5625  01/16/2007           $0.00
EICP        12/05/2000  MSCO    266,596.00   266,596.00   266,596.00        0.00  01/02/2006   $65.3375  01/02/2011           $0.00
EICP        12/06/2001  MSCO    173,934.00   173,934.00   173,934.00        0.00   6/30/2006   $57.0258  01/02/2012           $0.00
EICP        12/05/2002  MSCO    162,572.00   162,572.00   162,572.00        0.00   6/30/2006   $42.5579  01/02/2013   $1,209,877.08
EICP        11/28/2003  MSCO    165,360.00   165,360.00         0.00  165,360.00   6/30/2006   $55.4472  01/02/2014           $0.00
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TOTAL STOCK OPTIONS HELD      1,910,948.00 1,910,948.00 1,745,588.00  165,360.00                                     $11,329,422.45

                                                              Exhibit B

Cancellation Events are:

          The Executive engages in a Wrongful Solicitation


A "Wrongful Solicitation" occurs upon either of the following events:

          while employed or within 180 days following termination of the Executive's employment, the Executive directly or indirectly hires or attempts to hire any person who is, or during the 90 days preceding termination of the Executive's employment was, employed by the Company; or

          while employed or within 90 days following termination of the Executive's employment, the Executive solicits any business of any person or entity who is or was a customer or client of the Company, or works for, or on behalf of, any such customer or client, provided, however, that the Executive had worked on a project or assignment for such customer or client during the 90 days preceding the termination of the Executive's employment.